Exhibit 107
Calculation of Filing Fee Table
FORM S-3
(Form Type)

BARNWELL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock	Rule 457(o)	(1)	(1)	(1)	-	-
Fees to be paid	Other	Warrants	Rule 457(o)	(1)	(1)	(1)	-	-
Fees to be paid	Other	Rights	Rule 457(o)	(1)	(1)	(1)	-	-
Fees to be paid	Other	Units	Rule 457(o)	(1)	(1)	(1)	-	-
Fees to be Paid	Unallocated (Universal) Shelf	-	Rule 457(o)	(1)	(1)	$50,000,000	$0.0001381	$6,905
Fees to be paid	Equity	Common Stock	Rule 457(c)	3,250,245	$1.08(2)	$3,510,265	$0.0001381	$484.77
	Total Offering Amounts					$53,510,265		$7,389.77
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$7,389.77

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). There are being registered under this Registration Statement such indeterminate number of common stock, warrants, rights, units, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate offering price not to exceed $50,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise, redemption or exchange of any other securities that provide for such conversion into, exercise for, redemption of or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, redemption or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of the Registrant’s common stock, par value $0.50 per share, in connection with any stock dividend, stock split, stock distribution, recapitalization or other similar transactions effected without receipt of consideration that increase the number of outstanding shares of common stock. The proposed offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)
With respect to the shares of common stock offered by the selling stockholders pursuant to the Selling Stockholder Prospectus, the proposed maximum offering price is estimated at $1.08 per share, the average of the high and low prices as reported on NYSE American on January 8, 2026, for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.